BOARD OF LEVEE COMMISSIONERS FOR THE
YAZOO-MISSISSIPPI DELTA
140 Delta Avenue
P.O. Drawer 160
Clarksdale, Mississippi

                              May 10, 1996

                            LETTER AGREEMENT


BA Leasing & Capital Corporation, as Agent
Four Embarcadero Center
Suite 1200
San Francisco, California 94111

     Re: Lease and Deed of Trust (the "Capital Lease"), dated as of May 10, 1996 between Hancock Bank, not in its individual capacity but as trustee, as lessor (the "Lessor") and BL Development Corp., as lessee (BL Development"), with respect to the personalty described on Exhibit B to this Letter Agreement ("Letter Agreement")

Ladies and Gentlemen:

  The Board of Levee Commissioners for the Yazoo-Mississippi Delta (the "Levee Board") and BL Development Corp. ("BL Development") have entered into that certain Port Facility Lease Agreement dated December 29, 1993 ("Lease Agreement"), as amended by that certain First Amendment to Lease between the Levee Board and BL Development (as amended, the "Port Facility Lease"), whereby the Levee Board leased to BL Development the premises (the "Premises") as described in the Lease Agreement. The Lessor has entered into the Capital Lease with BL Development covering, among other things, the Gaming Equipment. The lenders listed on Exhibit C to this Letter Agreement (the "Lenders") have agreed to provide financing (the "Credit Facility") to the Lessor and the Lessor, in turn, pursuant to that certain Trust Agreement of even date, has agreed with BL Development to make advances to it in an amount not to exceed $120,000,000.00 which BL Development will apply to finance the acquisition of the Gaming Equipment, the Equipment and the Inventory (as such terms are hereinafter defined) and the construction of a 600 room hotel on the land adjacent to the Premises. To secure the Credit Facility, BA Leasing & Capital Corporation, as the agent (the "Agent"), on behalf of the Lenders will have the benefit of certain security interests granted by the Lessor on all of the Lessor's right, title and interest in and to the personalty (as hereinafter defined).

  In connection with the Credit Facility, the Agent has requested and the Levee Board has agreed to execute and deliver this Letter Agreement.

  1. Representations of the Levee Board. The Levee Board represents to the Agent that:

          a) the Levee Board is the record owner of the Premises as described in the Lease Agreement which is attached hereto as Exhibit A and made a part hereof, with full power and authority to execute and deliver this Letter Agreement;

          b) attached hereto as Exhibit A is a true and correct copy of the Port Facility Lease; the Port Facility Lease is valid, in full force and effect, has not been assigned, modified, supplemented or amended (except as specified herein) in any way and represents the entire agreement between the parties thereto with respect to the Premises;

          c) to the best of its knowledge, neither the Levee Board nor BL Development is in default under the Port Facility Lease, and no event has occurred or condition exists which with the passage of time or the giving of notice, or both, would constitute an event of default thereunder; and

          d) the commencement date of the Port Facility Lease was December 29, 1993, the expiration date of the Port Facility Lease is December 31, 1999, and, subject to the terms of the Port Facility Lease, the term of the Port Facility Lease may be extended for nine (9) additional renewal terms of six
     (6) years each.

     2. Personalty of BL Development. (i) The Levee Board acknowledges that BL Development may place or attach, or has placed or attached, on or to the Premises the gaming equipment and other trade fixtures, machinery and equipment leased to BL Development pursuant to the Capital Lease (such trade fixtures, machinery and equipment, together with all additions thereto, and substitutions, parts, replacements and proceeds thereof, whether now owned or hereafter acquired, are collectively referred to as the "Equipment"). Moreover, the Levee Board acknowledges that BL Development may place or has placed on the Premises inventory and other personal property of BL Development, including, without limitation, finished goods, work-in-process and raw materials (such inventory and other personal property, together with all proceeds and products thereof, whether now owned or existing or hereafter acquired or arising, are collectively referred to as the "Inventory"). The Levee Board further acknowledges that the Equipment and the Inventory are or will be subject to a security interest and lien in favor of the Agent. The Equipment, the Inventory and any other personal property in the possession of BL Development which is subject to and covered by the Capital Lease and this Letter Agreement is specifically and exclusively listed on Exhibit B are collectively referred to as the "Personalty" for the purposes of this Letter Agreement and, to the extent located on the casino vessels on the Premises shall be referred to as "Casino Personalty" for purposes of this Letter Agreement.

          (ii) The Levee Board agrees with the Agent (on behalf of the Lenders and itself) that as between the Levee Board and Agent and the Lenders that
     (a) the Personalty is and will remain personal property and will be subject to and covered by the Capital Lease, (b) disclaims any title, right or interest in the Personalty, (c) disclaims any title, right or interest in the Casino Personalty whether or not installed or affixed to the casino vessels located on the Premises, and (d) agrees that the security interest of the Agent in the Personalty and the Casino Personalty granted pursuant to any security interest, lien or other instrument shall be superior to any interest which the Levee Board may now or in the future acquire in the Personalty or Casino Personalty pursuant to the Port Facility Lease or any statute, law or ordinance. The Levee Board subordinates any such interest which it may have in the Personalty and the Casino Personalty to the prior and superior interest of the Agent.

          (iii) For only the time that this Letter Agreement is in effect as defined in paragraph 5 hereunder, the Levee Board waives its right under the laws of the State of Mississippi or any other State, the Port Facility Lease or any other agreement now in effect or hereafter executed by the Levee Board and BL Development, to levy or distrain upon the Personalty for rent, damages, or expenses, in arrears, in advance or both, or to claim or assert title to, or a security interest in, the Personalty.

  3. Remedies of Agent Against Personalty. The Agent or its designee may sell or may remove the Personalty from the Premises whenever the Agent (or such designee) in its sole discretion determines it necessary to do so to protect the Agent's interest in the Personalty and/or the Casino Personalty after prior written notification to Levee Board of Agent's intention to so remove the Personalty and/or the Casino Personalty. Agent will, within a commercially reasonably time as determined by the Levee Board, repair or replace any damaged property or improvements within the Premises (other than on the casino vessels located on the Premises) to the condition said property or improvements were in immediately before such damage occurred, where such damage is caused either directly or indirectly by said removal of the Personalty and/or the Casino Personalty by the Agent or Agent's designee. Subject to the notification of the Levee Board as required by this paragraph, Agent or its designee shall have the right of entry at any time to remove the Personalty from the Premises, except that at any time the Mississippi River exceeds 40 on the Cairo, Illinois gage or 41 on the Helena, Arkansas gage, Agent will only enter the Premises after prior approval by the Levee Board's Chief Engineer, whose approval or disapproval shall be conclusive and final.

  4. Assurance. Upon request of BL Development, but no more often than once during each calendar year and at no cost to the Levee Board, the Levee Board shall execute, acknowledge and deliver to BL Development within 45 days following BL Development's written request therefor a statement in writing certifying to the best knowledge of the Levee Board that the Port Facility Lease is in full force and effect; that the lessee is not in default thereunder (or specifying any defaults by the lessee); and that the Port Facility Lease has not been modified, or if it has been modified, the terms of such modification.

  5. Duration. This Letter Agreement may be recorded by either party hereto and will remain in effect until (a) the indefeasible payment in full of all amounts payable under the Capital Lease and all documents evidencing and securing the obligations of BL Development with respect to the Personalty and/or the Casino Personalty, and (b) thirty (30) days after written notification, as required by paragraph 6 hereunder to Levee Board that the Capital Lease has been terminated. It is expressly understood and agreed that all obligations, covenants, and assurances of Levee Board with respect to this Letter Agreement shall cease and be considered void at the termination of this Letter Agreement.

  6. Demands. All demands or documents which are required or permitted to be given or served hereunder shall be deemed given when sent by certified or registered mail, return receipt requested, addressed to the Levee Board or the Agent at its address set forth above; provided that such addresses may be changed from time to time by any party serving notice to the other parties as provided above. Agent shall give written notice to the Levee Board after all obligations under the Capital Lease are paid in full and the Capital Lease has been terminated.

  7. Severability. Whenever possible, each provision of this Letter Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Letter Agreement shall be prohibited or be invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Letter Agreement.

  8. Binding Agreement. This Letter Agreement shall inure to the benefit of and be binding upon the Levee Board and the Levee Board's successors and assigns and inure to the benefit of and be binding upon the Agent and the Agent's successors and assigns.

  9. Modification by Writing. This Letter Agreement may not be modified orally or in any manner other than in writing signed by the parties hereto or their respective successors or assigns. The section headings used herein are for convenience or reference only and shall not define or limit the provisions of this Letter Agreement.

  10. Liability of Lessor. Lessor agrees that it shall be responsible and liable to the Levee Board for any damages to the Premises and/or any property owned by the Levee Board or injuries to Levee Board Employees resulting from the removal of the Personalty and/or the Casino Personalty located on the Premises (except for damage to the casino vessels) by Agent or Agent's designee.

  11. Protection of Levee Paramount. Lessor and Agent understand and agree that the maintenance and protection of the levee is paramount. Agent agrees that it shall have no claim to the Levee Board for loss or damage to the Personalty and/or Casino Personalty attached to the Premises where such damages and or alterations occur as the result of flood fight activities by the Levee Board or its agents to protect the safety, security, and integrity of the levee system at river stages above bank full.

                           Very truly yours,

                           BOARD OF LEVEE COMMISSIONERS FOR THE
                           YAZOO-MISSISSIPPI DELTA




                           By:  /s/ T. M. SIMONS
                                Name: T. M. Simons
                                Title: President




STATE OF MISSISSIPPI)
                     )  ss:
COUNTY OF __________ )

Personally appeared before me, the undersigned authority in and for the said county and state, on this 9th day of May, 1996, within my jurisdiction, the within named T. M. Simmons who acknowledged that he is President of BOARD OF LEVEE COMMISSIONERS FOR THE YAZOO-MISSISSIPPI DELTA, and that for and on behalf of said BOARD OF LEVEE COMMISSIONERS FOR THE YAZOO-MISSISSIPPI DELTA, and as its act and deed he executed the above and foregoing instrument, after first having been duly authorized by said BOARD OF LEVEE COMMISSIONERS FOR THE YAZOO-MISSISSIPPI DELTA to do so.




                                          Notary Public

My Commission expires:
My Commission expires July 4, 1998

(Affix official seal, if applicable)




                                Agent Acceptance:
                                ACCEPTED AND AGREED TO:

                                BA LEASING & CAPITAL CORPORATION, as the Agent


                                By: /s/ DAVID F. SCULLY
                                   Name: David F. Scully
                                   Title: Vice President



STATE OF NEW YORK )
                      )  ss:
COUNTY OF NEW YORK )

Personally appeared before me, the undersigned authority in and for the said county and state, on this 16th day of May, 1996, within my jurisdiction, the within named David F. Scully who acknowledged that he is Vice President of BA LEASING & CAPITAL CORPORATION, a California corporation, and that for and on behalf of said corporation, and as its act and deed he executed the above and foregoing instrument, after first having been duly authorized by said corporation to do so.




                                          Notary Public

My Commission expires:


(Affix official seal, if applicable)


                    [MISSING TEXT FOR EXHIBITS A - B AND C]